                                                                    Exhibit 99.1

[LOGO OF UROLOGIX, INC.]


FOR IMMEDIATE RELEASE

Contact:

Urologix:
Dr. Fred B. Parks, Chairman and CEO                   Robert C. Ferris
Todd Paulson, Vice President, Finance                 GCI Group
(763) 475-1400                                        (212) 537-8025
                                                      rferris@gcigroup.com

         UROLOGIX REPORTS FISCAL FOURTH QUARTER AND FISCAL YEAR RESULTS

         MINNEAPOLIS, August 6, 2003 -- Urologix, Inc. (Nasdaq: ULGX), today reported financial results for the fiscal fourth quarter and year-ended June 30, 2003.

         Revenue for the fourth quarter of fiscal 2003 was $5.2 million compared to revenue of $6.3 million in the fourth quarter of fiscal 2002. Gross margins as a percentage of sales were 46% compared to 67% in the same quarter a year ago. Current quarter gross margin rates included the impact of a $610,000 charge to cost of goods sold to reflect a lower of cost or market write-down of control units held in inventory and future control unit purchase commitments. Net loss for the quarter was $3.7 million, or $0.27 per share, compared to a net loss of $353,000, or $0.03 per share in the fourth quarter of fiscal 2002. The results for the current quarter included a $1.3 million restructuring charge related to workforce reductions and facilities consolidation that occurred during the quarter.

         Revenue for fiscal 2003 was $18.8 million compared to $22.7 million in fiscal 2002. Sales of disposables accounted for 88% of revenue in fiscal 2003 compared to 79% in the prior fiscal year. Gross margins as a percentage of sales were 58% in fiscal 2003 compared to 66% in the prior fiscal year. Net loss for the year was $10 million, or $0.72 per share compared to $1.7 million, or $0.12 per share in fiscal 2002. The installed base of Cooled ThermoTherapy system control units increased by 35 units during the quarter to a total of 381 as of June 30, 2003.

         Dr. Fred Parks, recently elected Chairman and Chief Executive Officer of Urologix commented, "The financial results of fiscal 2003 are unsatisfactory by any measure. Accordingly, the recently completed restructuring is the first of significant changes intended to drive dramatic improvement." Dr. Parks continued, "Our priorities for fiscal 2004 will focus on improving operating discipline while achieving double digit revenue growth through increased disposable treatment sales. Executing these priorities will adequately protect our cash resources."

         Urologix will host a conference call to discuss fourth quarter and year-end earnings results and fiscal 2004 outlook on Thursday, August 7, at 10:00 AM CT. Those interested in listening to the call can log onto www.urologix.com.


About Urologix
--------------

         Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix markets its products under the Targis(TM) and Prostatron(R) names. Both systems utilize Cooled ThermoTherapy(TM) -- targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort -- and provide safe, effective, lasting relief of the symptoms of BPH.

         Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in these forward-looking statements due to risks and uncertainties, including the rate of adoption of Cooled ThermoTherapy by the medical community; the ability of third-party suppliers to produce and supply products; the Company's ability to successfully defend its intellectual property against infringement and the cost and expense associated with that effort; the impact of competitive treatments, products and pricing; the development and effectiveness of the Company's sales organization and marketing efforts, developments in the reimbursement environment for the Company's products including the determination of reimbursement rates for Cooled ThermoTherapy (transurethral microwave thermotherapy), the valuation of intangible assets and other risks, including those set forth in the Company's reports filed with the Securities and Exchange Commission.

                                 UROLOGIX, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                (Unaudited, in thousands, except per share data)

                                                            Three Months Ended          Twelve Months Ended
                                                                June 30,                     June 30,
                                                           -------------------         ---------------------
                                                              2003      2002              2003        2002
                                                           ---------  --------         ---------    --------
Sales                                                      $   5,169  $  6,274         $  18,775    $ 22,742
Cost of goods sold                                             2,780     2,081             7,942       7,844
                                                           ---------  --------         ---------    --------
Gross profit                                                   2,389     4,193            10,833      14,898
                                                           ---------  --------         ---------    --------

Costs and expenses:

Research and development                                         811       946             3,675       4,073
Sales, general and administrative                              3,881     3,498            15,390      12,046
Amortization of intangibles                                      166       166               664         664
Restructuring                                                  1,275         -             1,275           -
                                                           ---------  --------         ---------    --------
Total costs and expenses                                       6,133     4,610            21,004      16,783
                                                           ---------  --------         ---------    --------

Operating loss                                               (3,744)      (417)          (10,171)     (1,885)
Interest income, net                                              4         64               123         234
                                                           --------   --------         ---------    --------
Net loss                                                   $ (3,740)  $   (353)        $ (10,048)   $ (1,651)
                                                           ========   ========         =========    ========

Basic and diluted net loss per common share                $  (0.27)  $  (0.03)        $   (0.72)   $  (0.12)
                                                           ========   ========         =========    ========

Basic and diluted weighted average number of
  common shares outstanding                                  13,918     13,885            13,915      13,810
                                                           ========   ========         =========    ========

                           SELECTED BALANCE SHEET DATA
                            (Unaudited, in thousands)

                                                 June 30,       June 30,
                                                   2003           2002
                                                -----------     ----------
Cash and available for sale investments           $4,619         $12,713
Accounts receivable                                2,129           4,554
Inventory                                          2,893           2,424
Current assets                                    10,338          20,571
Total assets                                      35,862          46,437
Total liabilities                                  6,757           7,490
Shareholders' equity                              29,105          38,947


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